SUB-ITEM 77Q3

AIM TRIMARK ENDEAVOR FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER :      811-05426
SERIES NO.:        16

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $    246

        2 Dividends for a second class of open-end company shares
          (000's Omitted)
          Class B               $     --
          Class C               $     --
          Class R               $      7
          Class Y               $      2
          Institutional Class   $     35

73A.      Payments per share outstanding during the entire current period: (form
          nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.0429

        2 Dividends for a second class of open-end company shares (form
          nnn.nnnn)
          Class B
          Class C
          Class R                 0.0147
          Class Y                 0.0454
          Institutional Class     0.1376

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  5,153

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    770
          Class C                  1,410
          Class R                    509
          Class Y                     38
          Institutional Class        272

74V.    1 Net asset value per share (to nearest cent)
          Class A               $   9.62

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $   9.32
          Class C               $   9.33
          Class R               $   9.55
          Class Y               $   9.64
          Institutional Class   $   9.68